EXHIBIT 99 (a)

AMETEK
CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD THIRD QUARTER RESULTS
—Sales Increase 14%, Net Income Increases 21%—
— Raising Estimates—

Paoli, PA, October 18, 2007 – AMETEK, Inc. (NYSE: AME) today announced record third quarter results and raised its earnings estimate for the full year 2007.

AMETEK’s third quarter 2007 sales of $528.8 million were up 14% over the same period of 2006. Operating income for the third quarter of 2007 was $96.0 million, a 20% increase from the $79.8 million recorded in the same period of 2006. Net income in the third quarter of 2007 increased 21% to $57.2 million, or $.53 per diluted share, from the third quarter 2006 level of $47.4 million, or $.45 per diluted share.

“AMETEK had another outstanding quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth, combined with the contributions from acquired businesses enabled us to grow the top-line by 14%. Operating income margin was up 100 basis points and diluted earnings per share were up 18% driven by the top-line growth and our operational excellence improvements,” he commented.

For the first nine months of 2007, AMETEK sales increased 16% to $1.55 billion from $1.34 billion in the same period of 2006. Operating income totaled $282.5 million, a 23% increase from $229.7 million earned in the first nine months of last year. Net income for the first nine months of 2007 was $166.2 million, up 24% from $134.1 million in the same period of 2006. Diluted earnings per share were $1.55 for the first nine months of 2007, up 23% from $1.26 per diluted share in the first nine months of 2006.

Electronic Instruments Group (EIG)
For the 2007 third quarter, EIG sales increased 14% to $299.0 million. Operating income was $62.9 million, compared with $52.0 million in the third quarter of 2006, an increase of 21%. Operating margins for the quarter improved to 21.0%, from 19.8% in the third quarter of 2006.

“EIG had an excellent third quarter. Sales were up on strong core growth driven by our process and analytical, power and aerospace businesses together with the contribution from the Precitech, Advanced Industries, B&S Aircraft Parts and Cameca acquisitions. Operating margins expanded 120 basis points to 21.0%, driven by strong margin performance in our long-cycle aerospace and power businesses,” said Mr. Hermance.

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AMETEK ACHIEVES RECORD THIRD QUARTER RESULTS

Electromechanical Group (EMG)
For the third quarter of 2007, EMG sales were $229.8 million, a 14% increase over the same period of 2006. Operating income of $43.0 million was up 19% from the $36.2 million recorded in the same period of 2006. Operating margins for the quarter were 18.7%, up from 17.9% in the third quarter of 2006.

“EMG also had a great third quarter. Sales were up on solid core growth in both our differentiated and cost driven businesses and the contributions from the acquisitions of Southern Aeroparts, Seacon Phoenix and Hamilton Precision Metals. Operating margins expanded 80 basis points as a result of the increased volume and our operational excellence initiatives,” commented Mr. Hermance.

2007 Outlook
“Given current market conditions and our strong third quarter results, we are raising our earnings estimate for the year from $2.01 to $2.05 previously, to approximately $2.06 to $2.08 per diluted share, an increase of 20% to 22% over the 2006 level of $1.71 per diluted share. Revenue is estimated to increase in the mid teens on a percentage basis over 2006,” commented Mr. Hermance.

“Our fourth quarter 2007 sales are expected to be up in the mid teens on a percentage basis from last year’s fourth quarter. We expect fourth quarter earnings to be approximately $.51 to $.53 per diluted share, an increase of 13% to 18% over last year’s fourth quarter level of $.45 per diluted share,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will Web cast its Third Quarter 2007 investor conference call on Thursday, October 18, 2007, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $2 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACHIEVES RECORD THIRD QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$528,849	$464,164	$1,553,600	$1,338,616

Expenses:
Cost of sales, excluding depreciation	356,682	318,275	1,050,263	919,351
Selling, general and administrative	65,687	56,197	190,594	160,324
Depreciation	10,476	9,862	30,205	29,211

Total expenses	432,845	384,334	1,271,062	1,108,886

Operating income	96,004	79,830	282,538	229,730
Other (expenses) income:
Interest expense	(12,182)	(11,162)	(34,089)	(31,551)
Other, net	(425)	17	(2,528)	(1,309)

Income before income taxes	83,397	68,685	245,921	196,870
Provision for income taxes	26,153	21,314	79,764	62,773

Net income	$57,244	$47,371	$166,157	$134,097

Diluted earnings per share	$0.53	$0.45	$1.55	$1.26

Basic earnings per share	$0.54	$0.45	$1.57	$1.28

Average common shares outstanding:
Diluted shares	107,764	106,332	107,359	106,622

Basic shares	106,136	104,667	105,642	104,878

Dividends per share	$0.06	$0.04	$0.18	$0.12

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales

Electronic Instruments	$299,006	$262,250	$863,652	$742,720
Electromechanical	229,843	201,914	689,948	595,896

Total Consolidated	$528,849	$464,164	$1,553,600	$1,338,616

Operating income

Electronic Instruments	$62,870	$52,000	$187,228	$150,111
Electromechanical	43,045	36,239	124,762	104,943

Total segments	105,915	88,239	311,990	255,054
Corporate and other	(9,911)	(8,409)	(29,452)	(25,324)

Total Consolidated	$96,004	$79,830	$282,538	$229,730

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$83,442	$58,220
Receivables, net	377,166	328,762
Inventories	313,267	236,783
Other current assets	64,857	60,298

Total current assets	838,732	684,063

Property, plant and equipment, net	285,437	258,008
Goodwill	992,473	881,433
Other intangibles, investments and other assets	397,508	307,372

Total assets	$2,514,150	$2,130,876

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$233,111	$163,608
Accounts payable and accruals	375,046	317,292

Total current liabilities	608,157	480,900

Long-term debt	547,219	518,267
Deferred income taxes and
other long-term liabilities	204,869	165,037
Stockholders’ equity	1,153,905	966,672

Total liabilities and stockholders’ equity	$2,514,150	$2,130,876